 Exhibit 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended April 30, 2016

DORADO, PUERTO RICO / ACCESSWIRE / June 14, 2016 / Pharma-Bio Serv, Inc. (Pharma-Bio Serv or the Company) (OTCQB: PBSV), a compliance, project management and technology transfer support consulting firm, that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced revenues for the three and six months ended April 30, 2016 were $5.1 and $10.0 million, respectively, a decrease of approximately $0.3 and $1.3 million, or 5.7% and 11.4%, respectively, when compared to the same periods last year. The decline for the three months ended April 30, 2016, when compared to the same period last year, is mainly attributable to a decline in projects in the Puerto Rico, United States and Europe consulting markets of $0.2, $0.2 and $0.1 million, respectively, partially offset by a gain in the Puerto Rico Lab operation and project revenue from the Brazil market of approximately $0.1 million each. Other Company divisions sustained minor revenue gains/losses or remained constant, when compared to the same period last year. The decline for the six months ended in April 30, 2016, when compared to the same period last year, is mainly attributable to a decline in projects in the Puerto Rico,
United States and Europe consulting markets for $0.9, $0.7 and $0.2 million, respectively, partially offset by a gain in the Puerto Rico Lab operation and project revenue from the Brazil market of approximately $0.5 and $0.1 million, respectively. Other Company divisions sustained minor revenue gains/losses or remained constant.

Selling, general and administrative expenses for the three and six months ended April 30, 2016 were approximately $1.4 and $2.8 million, respectively, a net increase in expenses of approximately $0.1 million for each period, when compared to the same periods last year. The increase is mostly attributable to preliminary investments related to the current fiscal year planned new business development positions.

As of April 30, 2016, the Company determined that an other-than-temporary impairment of $55,000 occurred for an-available-for-sale security. Accordingly, the credit loss of $55,000 was recognized on earnings.

Net income for three and six months ended April 30, 2016 were approximately $37,000 and $387,000, respectively, a decrease of $322,000 and $260,000, respectively, when compared with the same periods last year. Our net income variance is mainly attributable to the decline in revenue, investment on business development and operational support expenses, recorded other-than-temporary impairment on available-for-sale securities, and the effect of the effective income tax rates (including Puerto Rico favorable tax grants) over income before tax.

For the three months ended April 30, 2016, earnings per common share for both, basic and diluted were $0.002, a decrease of $0.014 and $0.013, respectively, when compared to the same period last year. The decrease is mainly attributable to the decrease in net income for the three months ended April 30, 2016 as compared to the same period last year.

For the six months ended April 30, 2016, earnings per common share for both, basic and diluted were $0.017, a decrease of $0.011 and $0.011 per share, respectively, when compared to the same period last year. The variance is mainly attributable to the decrease in net income for the six months ended April 30, 2016 as compared to the same period last year.

“Our strategic focus is concentrated on growth through geographic expansion coupled with a growing mix of complementary services offerings. Moreover, our infrastructure investments in our global team, new markets, and Lab facilities and equipment continue as we build upon our strong foundation to drive future sustainable growth to the Company,” said Victor Sanchez, CEO of Pharma-Bio Serv.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv is a compliance, project management and technology transfer support consulting firm, headquartered in Puerto Rico, with operations in the U.S., Ireland, Spain and Brazil. Pharma-Bio Serv's core business is FDA and other international regulatory compliance agency related services, with integrated portfolio services including microbiological and chemical testing services for clients in the Pharmaceutical, Biotechnology, Chemical, Medical Device, Cosmetic, Food and Allied Products industries. The Company's services also include "Pharma Serv Academy," a division that provides technical and regulatory standards seminars/training conducted by industry experts. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. There can be no assurance that the processes being undertaken by Pharma-Bio Serv will result in growth through business development or mergers and acquisitions. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2015, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Relations Contact:

Scott Gordon
President
CorProminence LLC
scottg@corprominence.com
631 703 4900